Calculation of Filing Fee Tables
S-8
Fulgent Genetics, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	3,500,000	$ 15.835	$ 55,422,500.00	0.0001381	$ 7,653.85
Total Offering Amounts:						$ 55,422,500.00		$ 7,653.85
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,653.85
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers any additional securities that may from time to time be offered or issued pursuant to the adjustment provisions of the below referenced plan to prevent dilution resulting from stock splits, stock dividends or similar transactions. Represents shares of common stock, par value $0.0001 per share ("Common Stock"), of the Registrant available for issuance but not yet issued as of the date of this registration statement under the Fulgent Genetics, Inc. 2026 Equity Incentive Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported by the Nasdaq Global Market on May 12, 2026, a date that is within five business days prior to the filing of the registration statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources